EXHIBIT 16

A C I ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation
_______________________________________________________________________________
Armando C. Ibarra, C.P.A. Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

September 29, 2006

Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Re:  PTM Publications Incorporated
File No. 0-52044

Dear Sir or Madam:

We have read the revised Item 304 disclosures in Item 401 of the Form 8-K of PTM Publications Incorporated, dated September 26, 2006, and we agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Armando C. Ibarra
By: Armando C. Ibarra

ACI: